UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 29, 2024

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01489	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
As of January 1, 2024, North Haven Private Income Fund LLC ("we", the "Company" or the "Fund"), sold approximately 7,646,273 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $146.1 million, reflecting a purchase price of $19.11 per unit (with the final number of Units being determined on January 29, 2024).
The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On January 31, 2024, the Company disclosed the below information.
Distribution:
On January 29, 2024, the board of directors of the Company declared a distribution to unitholders of record in the amount of $0.1513 per unit, representing an annualized distribution yield of approximately 9.50%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around February 5, 2024 to unitholders of record as of January 31, 2024.
Company's Portfolio:
As of December 31, 2023, the Company had investments in 212 portfolio companies across 42 industries with an aggregate par value of approximately $3,831.8 million, which consisted of approximately 98.0% first lien debt investments, approximately 1.0% second lien debt investments and approximately 1.0% other securities, based on par value or, in the case of equity investments, cost. As of December 31, 2023, approximately 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. As of December 31, 2023, approximately 90.3% of the Company’s total investment commitments were in private senior secured loans and equity investments and approximately 9.7% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.
During the period from December 1, 2023 through December 31, 2023, the Company had new investment commitments of approximately $269.0 million, approximately 100.0% of which were private senior secured loans.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of December 31, 2023:

Industry	Par or Cost ($ in millions)	% of Total
Software	$662.1	17.3%
Insurance Services	536.5	14.0
Health Care Providers & Services	341.8	8.9
Commercial Services & Supplies	252.5	6.6
Diversified Consumer Services	216.3	5.6
Electronic Equipment, Instruments & Components	177.8	4.6
Distributors	172.2	4.5
Financial Services	136.3	3.6
Professional Services	134.2	3.5
Real Estate Management & Development	126.5	3.3
Other	1,075.6	28.1
Total	$3,831.8	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of December 31, 2023:

Issuer	Par or Cost ($ in millions)	% of Total
Pareto Health Intermediate Holdings, Inc.	$101.5	2.6%
World Insurance Associates, LLC	83.5	2.2
Integrity Marketing Acquisition, LLC	79.9	2.1
Hyland Software, Inc.	73.8	1.9
Anaplan, Inc.	69.6	1.8
Apex Service Partners, LLC	69.0	1.8
Kaseya, Inc.	68.7	1.8
Magneto Components Buyco, LLC	65.1	1.7
Tank Holding Corp.	65.0	1.7
Galway Borrower, LLC	63.7	1.7
Other	3,092.0	80.7
Total	$3,831.8	100.0%
Investing Environment:
We believe that the direct lending market environment continues to be attractive, despite the recent market volatility resulting from elevated inflation and broader macroeconomic uncertainty. We believe that the Fund is well positioned to manage the current market because of its defensive investment strategy, described in greater detail below. We believe that the attractive terms available in the market make for a particularly compelling investing environment.
Public markets registered positive gains during 2023, driven by continued market optimism about the potential for a soft landing and the increased likelihood of a pivot by the Federal Reserve. Aided by a particularly strong fourth quarter, equities, high yield bonds and syndicated loans returned 24.2%, 13.5% and 4.1%, respectively, over the course of the year.1 We believe that improved visibility on the trajectory for interest rates could lead to increased private equity transaction activity, which could result in increased lending opportunities for private credit managers.

Within the Fund’s core investment strategy of originating private, first lien senior secured opportunities in the sponsor-backed middle market, we have generally witnessed an improvement in terms as compared to loans originated in early 2022 and the preceding years, including higher reference rates, conservative leverage profiles and lender-friendly documentation. With sponsored middle market loan volumes having now increased for the third consecutive quarter, we believe the private credit market has continued to present high quality opportunities, that could offer compelling risk-adjusted returns for the Fund.
Positioning of the Company in Current Market:
Defensive Investment Strategy: We believe that the Fund’s investment approach, focused on long-term credit performance, risk mitigation and preservation of capital, positions the Fund well to navigate the uncertain market environment. Our investment strategy focuses primarily on making privately negotiated senior secured credit investments in U.S. middle market companies that have leading market positions that enjoy high barriers to entry, generate stable free cash flows and are led by a proven management team with strong private equity sponsor backing. We believe that the Fund has a defensive portfolio of investments, characterized by limited cyclical2 issuer and industry concentrations.
Higher Interest Rates: Approximately 99.9% of the Fund’s debt investments are floating rate and the Fund should benefit from higher yields as interest rates rise, assuming that portfolio company performance and compliance remains consistent with prior quarter. 3-month SOFR, the primary benchmark for new loans made by the Fund, increased by 74bps during 2023, in addition to the 450bps increase experienced during 2022.
Limited Syndicated Loan Exposure: Approximately 9.7% of the Fund’s investment commitments were in broadly syndicated loans as of December 31, 2023.

1    Bloomberg as of December 31, 2023. “Equities” is represented by the S&P 500 Index; “high yield bonds” is represented by the ICE BofA High Yield Index; “syndicated loans” is represented by the Morningstar LSTA US Leveraged Loan Ind.
2    Cyclical industries defined as restaurants, retail, energy, and other businesses that we believe may be subject to business cycle volatility.
Net Asset Value:
As of December 31, 2023, the Company's aggregate net asset value is estimated to be approximately $2,304.4 million. As of December 31, 2023, the Company had approximately $916.3 million of debt outstanding (at principal). Final results may differ materially from the estimated net asset value as a result of the completion of the Company’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of portfolio investments as of December 31, 2023, arising between the date hereof and the completion of the financial statements and the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2023.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2024	North Haven Private Income Fund LLC

	By:	/s/ David Pessah
David Pessah
Chief Financial Officer